Exhibit 21

                                  Subsidiaries


         Subsidiaries of the Registrant

         First Mariner Bank is a wholly owned subsidiary of First Mariner
         Bancorp.

         First Mariner Mortgage Corporation is a wholly owned subsidiary of First Mariner Bank.

         Compass Properties, Inc. is a wholly owned subsidiary of First Mariner Bank.